Exhibit 10.53
EXTERRAN HOLDINGS, INC.
SECOND AMENDMENT TO GRANT OF UNIT APPRECIATION RIGHTS
          THIS SECOND AMENDMENT TO GRANT OF UNIT APPRECIATION RIGHTS (the “Amendment”) is entered into by and between Exterran Holdings, Inc., a Delaware corporation (the “Company”), and Stephen A. Snider (the “Grantee”).
W I T N E S S E T H:
          WHEREAS, Universal Compression Holdings, Inc. previously granted to the Grantee, on December 13, 2006, 85,714 unit appreciation rights (“UARs”) with respect to Common Units of Universal Compression Partners, L.P., with an exercise price of $25.94 per unit, pursuant to the terms and conditions set forth in a Grant of Unit Appreciation Rights Award Agreement, as amended (the “Agreement”); and
          WHEREAS, as of August 20, 2007, the Company assumed the obligations of Universal Compression Holdings, Inc., with respect to the UARs granted under the Agreement and the Compensation Committee of the Board of Directors of the Company (the “Committee”) has the authority to determine the terms and conditions of the Agreement; and
          WHEREAS, the Committee and the Grantee desire to the amend the Agreement to make certain changes with regard to the exercise provisions of the Agreement, as permitted under IRS Notice 2007-86;
          NOW, THEREFORE, effective as of October 27, 2008, the Agreement is hereby amended as follows:
     1. Paragraph 3(d) of the Agreement (“Other Terminations”) is hereby amended to read as follows:
“Other Terminations. If your employment with the Company is terminated for any reason other than as provided in paragraphs 3(a), (b) or (c) above, to the extent vested on the date of your termination, subject to the further provisions of this Agreement, you or your guardian or legal representative (or your estate or the person who acquires the UARs by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period) may exercise the UARs at any time on or after January 1, 2009 until December 31, 2009 (and your UARs, to the extent not exercised during this period shall terminate and be of no further force and effect as of the close of business on December 31, 2009).”

     2. Paragraph 10 of the Agreement (“Section 409A”) is hereby amended by adding the following sentence to the end thereof:
“If you are a ‘specified employee’ within the meaning of Code Section 409A as of the date your employment with the Company terminates prior to January 1, 2009, and your UARs vest due to your termination, then any UARs you exercise during the six month period commencing on your termination date shall not be paid until the second day following the end of such six month period (or, if earlier, the date of your death).”
     3. The Agreement shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

          IN WITNESS WHEREOF, the parties have executed this Amendment effective as of October 27, 2008.

EXTERRAN HOLDINGS, INC.

By:

Stephen M. Pazuk
Chairman, Compensation Committee

GRANTEE

Stephen A. Snider

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